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                                                                   EXHIBIT 10.23

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                                 IBM - SELECTICA
                            LICENSED WORKS AGREEMENT
                                STATEMENT OF WORK

This Statement of Work #4902S90047("SOW") effective December 11, 2002 adopts and incorporates by reference the terms and conditions of Licensed Works Agreement #4902S90046 ("Agreement") between International Business Machines Corporation ("Buyer" or "IBM") and Selectica, Inc. ("Supplier" or "Selectica"). Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW, the attached Schedules which are incorporated herein by reference and the Agreement. Capitalized terms have the meanings set forth in Schedule A or as otherwise defined in the Agreement or the other Schedules.

                                TABLE OF CONTENTS

STATEMENT OF WORK

SCHEDULES:

A.   Definitions

B.   Description of Licensed Works

C.   Maintenance and Support

D.   Documentation

E.   Response and Information Exchange

F.   Consulting Services

G.   Acceptance of Deliverables

H.   Joint Advisory and Dispute Resolution

I.   Quality

J.   Communications

K.   Performance Objectives

L.   Publicity

M.   Certificate of Originality

ATTACHMENTS:

         Escrow Agreement, On Premise Guidelines

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1.0  SCOPE OF WORK

Buyer licenses from Supplier a computer software package which is designed to enable Buyer to develop and implement worldwide web based and disconnected configuration capability for Buyer product and service offerings for use by Buyer's Customers, Internal Sales Force and IBM Business Partners (i.e. those companies authorized by IBM in, writing who market IBM products) described in this SOW and the attached Schedules.

Supplier will also provide to Buyer maintenance, documentation, education and training materials and consulting services as described in this SOW and attached Schedules.

2.0  LICENSED WORKS

Licensed Works and Updates to Licensed Works consist of all Supplier and Third Party software products that are included as part of the Supplier's software package required to develop, support and maintain both a web based and disconnected configurator solution for Buyer's product and service offerings that can be seamlessly integrated with Buyer's enterprise systems and data stores, as described in Schedule B and Documentation.

3.0  RIGHTS IN LICENSED WORKS

3.1 LICENSED WORKS: Subject to the terms and conditions of this Agreement and the payment of all fees, Supplier grants Buyer and Buyer Personnel a nonexclusive, non-transferable, worldwide, unlimited (except as set forth in Section 3.4) number of perpetual, irrevocable, license to prepare and have prepared derivative works of Licensed Works to use, have used, execute, reproduce pursuant to Section 3.3, transmit, display and perform, the Licensed Works in Object Code form only, and Documentation, in any medium or distribution technology for Buyer's internal use, and to transfer and distribute to Buyer's customers, channel partners, resellers and other agents, the Object Code, Training Materials and Documentation solely for use in connection with the purchase, configuration and/or design of Buyer's products or third-party products added by the Buyer. Buyer's right to prepare and have prepared derivative works of the Externals and the Licensed Works provided herein is through the use of Selectica Development Tools and/or through the addition of separate code, but not through modifications to Selectica source code, and is limited to the creation of customized configurators for Buyer based on the Selectica Licensed Works and Externals. Buyer will own the Buyer portion of the derivative works whether created by Buyer or by Selectica as a Developed Work under a Work Authorization. Selectica owns the underlying Licensed Works but will have no right to the Buyer portion of the derivative works.

3.2 EXTERNALS: Subject to the terms and conditions of this Agreement and the payment of all fees, Supplier grants Buyer and Buyer Personnel a nonexclusive, non-transferable, worldwide, unlimited (except as set forth in Section 3.4) number of perpetual, irrevocable license to prepare and have prepared derivative works of Externals and to use, have used, execute, reproduce pursuant to Section 3.3, transmit, display and perform, the Externals in any medium or distribution technology for Buyer's internal use and to distribute to Buyer's customers, channel partners, resellers and other agents, the Externals solely for use in connection with the purchase, configuration and/or design of Buyer's products or third-party products added by the Buyer. Buyer's right to prepare and have prepared derivative works of the Externals and the Licensed Works provided herein is through the use of Selectica Development Tools and/or through the addition of separate code, but not through modifications to Selectica source code, and is limited to the creation of customized configurators for Buyer based on the Selectica Licensed Works and Externals. Buyer will own the Buyer portion of the derivative works whether created by Buyer or by Selectica as a Developed Work under a Work Authorization. Selectica owns the underlying Licensed Works but will have no right to the Buyer portion of the derivative works.

3.3 LICENSED RESTRICTIONS: Buyer shall use the Licensed Works and Documentation only for the purposes specified in Sections 3.1 and 3.2. In addition, without limitation, Buyer shall not:

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i.   modify, change, enhance or prepare derivative works of the Licensed Works or Documentation except as expressly permitted in Sections 3.1 and 3.2;

ii. reverse engineer, disassemble or decompose any Licensed Works, except to the extent that such acts may not be prohibited under applicable law;

iii. sublicense, sell, lend, rent, lease, or otherwise transfer all or any portion of any Licensed Works or the Documentation to any third party except as may be permitted in the Section of the Agreement entitled "Assignment" or
Section 3.1 or 3.2 of this SOW;

iv. use any Licensed Work or the Documentation to provide services to third parties, or otherwise use the same on a "service bureau" basis provided; however, Buyer shall have the right to allow customers and other authorized parties to access the Licensed Works as part of its normal course of business;

v. use any Licensed Work, or allow the transfer, transmission, export, or re-export of the Licensed Work or any portion thereof in violation of any export control laws or regulations administered by the U.S. Commerce Department, OFAC, or any other government agency.

In addition, the Section of the Agreement titled "Outsourcing License" shall not apply to any Deliverables.

3.4 COPY: The use of the licenses set forth above is subject to all of the following:

i. Buyer may copy an unlimited number of the Licensed Works as reasonably necessary

ii. Buyer may copy the Licensed Works and Ancillary Programs that operate on the personal computers of each User if applicable

iii. Buyer may make a reasonable number of additional copies of the Licensed Works and Ancillary Programs solely for archival, emergency back-up or disaster recovery purposes (may be installed on backup hardware in preparation for emergency or disaster recovery); and

iv. Buyer may copy the Documentation as reasonably necessary solely for the use of the Buyer, Buyer's customers, channel partners, resellers and other agents and provided that the copyright notices and other proprietary rights legends of SELECTICA are included on each copy of the Documentation.

v. Notwithstanding the foregoing, Buyer may only make the following number of copies for the following Licensed Works:

                    1)   Ace Analyst: 5 copies

                    2)   Ace Connector: 5 copies

                    3)   Ace Manager: 600 copies

                    4)   Ace Web Builder: 500 copies

                    5)   Ace Model Builder: 500 copies

Notwithstanding the foregoing, when Supplier provides Buyer with an Update to above products that do not contain any Ancillary Programs, the limitation contained in subparagraph v(5) above shall no longer apply. If Supplier has negotiated an unlimited use license with Ancillary Program vendor, Supplier will allow an option for Buyer to convert to an unlimited use license for the respective Licensed Work. If there are multiple Ancillary Programs contained within a Licensed Work, then all must have unlimited use licenses available for Buyer to have the option to convert.

3.5 LICENSED WORKS LIMITED WARRANTY: Supplier warrants that the Licensed Works will be free from material defects for the Warranty Period, a period of one (1) year from the date of delivery of the Licensed Works to Buyer. Supplier warrants that, prior to delivery, the Licensed Works will have gone

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through systems integration and performance testing consistent with both
Supplier and general industry software development practices. In addition, Supplier warrants that for the Warranty Period, the Licensed Works shall operate in conformance with Documentation. If any material defect or nonconformance is found, Supplier will, at no additional charge to Buyer, either

i.   replace the Licensed Works or

ii. use commercially reasonable efforts to correct any material defect or nonconformity discovered within the Warranty Period, or

iii. Refund to Buyer the Prices;

iv. Not withstanding above, Buyer may choose to request a full refund for all amounts paid during the Warranty Period if Buyer makes determination that Supplier cannot bring Documentation and Licensed Works into conformance within a reasonable amount of time.

The Warranties contained in this Section 3.5 shall only apply to Licensed Works and Documentation used in a manner consistent with the Documentation.

Notwithstanding the Section of the Agreement entitled Warranties, items 6-13 in such Section shall be covenants on the part of Supplier.

3.6 PROPRIETARY RIGHTS. The Documentation contains valuable patent, copyright, trade secret, trademark and other proprietary rights of Supplier. Except for the license granted under Sections 3 and elsewhere in this Agreement Supplier reserves all rights to the Licensed Works and Documentation. Except where provided in this Agreement, no title to or ownership of any Licensed Work or proprietary rights related to any Licensed Work or Documentation is transferred to Buyer under this Agreement.

3.7 PROTECTION AGAINST UNAUTHORIZED USE. Buyer shall promptly notify Supplier of any unauthorized use of any Licensed Work or Documentation which comes to Buyer's attention. In the event of any unauthorized use by any of Buyer's employees, agents or representatives, Buyer shall use its best efforts to terminate such unauthorized use and to retrieve any copy of the Licensed Use or Documentation in the possession or control of the person or entity engaging in such unauthorized use. Supplier may, at its option and expense, participate in any such proceeding and, in such an event, Buyer shall provide such authority, information and assistance related to such proceeding as Supplier may reasonably request.

3.8 LIMITATION OF LIABILITY. IN ADDITION TO THE PROVISIONS OF SECTION 11 OF THE AGREEMENT, AND SUBJECT TO SUPPLIER'S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL SUPPLIER BE LIABLE FOR LOST REVENUES, LOST PROFITS, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. IN NO EVENT WILL EITHER PARTY'S LIABILITY FOR ALL ACTUAL DIRECT DAMAGES UNDER THIS AGREEMENT, WHETHER BY BREACH, TORTIOUS CONDUCT INCLUDING NEGLIGENCE, OR OTHERWISE, EXCEED THE FULL CONTRACT VALUE, OR $15 MILLION, WHICHEVER IS GREATER.

4.0  SUPPLIER'S RESPONSIBILITIES

4.1 Subject to Section 14.1 of the Agreement, Supplier will use commercially reasonable efforts to maintain records to verify authorship of Licensed Works and Developed Works for four (4) years after the termination or expiration of this Agreement. On request, Supplier will use commercially reasonable efforts to deliver or otherwise make available this information in a form specified by Buyer.

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5.0  PRICING AND PAYMENT TERMS

Buyer will pay certain amounts to Supplier as set forth below:

5.1 Buyer will pay Supplier $12,000,000 in total for the Licensed Works invoicing to occur as follows: $10,000,000 - December 24, 2002 and $2,000,000 November 1, 2003.

5.2 Buyer will pay Supplier quarterly $500,000, ($2,000,000 annually) for 24X7 Maintenance and Support for Licensed Works subject to achievement of Performance Objectives described in Schedule K. The maximum quarterly penalty is equal to 1/4 of the quarterly 24x7 Maintenance and Support price. First payment will invoice on February 10, 2003. Remaining payments will invoice 45 days prior to end of each quarter ( May 10, August 10, November 10).

These rates will apply for five years from the Effective Date.

5.3 After five years, Supplier may change Maintenance Fees due under this SOW, with written notice 90 days prior to the renewal date. Such increase shall not exceed the lesser of a 5% increase or the Consumer Price Index (CPI) during the most recent one-year period.5.4 Buyer's obligation to pay for and Supplier's obligation to provide Maintenance Services shall terminate immediately upon Agreement termination. Buyer agrees to purchase Maintenance Services for a five -year period beginning on the Effective Date and has the option to renew annually at the Rates set above after five years.

Notwithstanding the above, Buyer may cancel maintenance fees with 60 days notice and Supplier will provide a prorated refund on any unused maintenance.

5.5 Buyer is entitled to a 40% discount from list price for all education and training taken via Supplier standard classes at Supplier's location.

5.6 Supplier grants Buyer the right to license Ace Pricer software package within 5 years at $10,000,000.

5.7 Supplier grants Buyer the right to license new software packages offered by the Supplier within 5 years at 60% off the then current Suppliers list price.

5.8 Supplier will provide 500 hours of technical training to Buyer at no charge.

5.9 Supplier grants to Buyer rights to unspecified future products that expires December 31, 2003 not including those products excluded in Schedule B Section 2.0..

6.0  ESCROW

For each Licensed Work, Supplier agrees to place in escrow and refresh on a quarterly basis in accordance with the terms and conditions of a separate Source Code Custodial Agreement ("SCCA"), the following materials:

i. two (2) copies of the Licensed Work in machine-readable format, including both Source Code and Object Code;

ii. one (1) complete set of the Documentation related to the Licensed Work in both hard copy and machine-readable form;

iii. one (1) copy of a comprehensive list of all items in the development environment indicating those items which are commercially available on reasonable terms through readily known sources;

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iv.  one (1) set of the development environment items, except those items identified pursuant to 3 above as being commercially available on reasonable terms through readily known sources;

v. one (1) copy of a comprehensive list of all Source Code modules of the Licensed Work.

vi. documentation / instructions for compilation of the executables from the source along with corresponding build logs that show an actual compilation from source.

Supplier will negotiate in good faith to arrange similar escrow arrangements with the Ancillary Program providers. Within 90 days, Supplier will notify Buyer on status. If Supplier cannot secure similar arrangements, then the JAC will review and mutually agree on the arrangements that Supplier negotiates.

6.1 RELEASE EVENTS AND RIGHTS IN RELEASED ESCROWED MATERIALS: Supplier will notify Buyer within three (3) days of the occurrence of a Triggering Event as defined in the relevant SCCA. Buyer is granted a nonexclusive, worldwide, perpetual, irrevocable license to prepare and have prepared derivative works of Escrowed Materials, and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute and sublicense Escrowed Materials and such derivative works, in any medium or distribution technology.

6.2 CONFIDENTIAL TREATMENT: Buyer and Supplier will treat the release of the Escrowed Materials as a disclosure of Confidential Information under the parties' existing Confidential Disclosure Agreement related to the Licensed Work, or if none, under Buyer's then standard Confidential Disclosure Agreement.

7.0  ENHANCEMENTS

Buyer may make suggestions to Supplier regarding modifications or enhancements to the Licensed Works. Supplier agrees to consider in good faith with high priority such suggestions for inclusion in future release of the Licensed Works. Buyer and Supplier will mutually agree on a process to handle such requests.

Enhancements to Licensed Works developed by the Supplier at the request of Buyer and at Buyer's expense, may not be incorporated as a feature of the Supplier's Licensed Works without Buyer's written permission.

8.0  PREFERRED PLATFORM

Supplier agrees to lead with and recommend IBM product offerings including but not limited to DB2 and Websphere in customer engagements. 9.0 MISCELLANEOUS

9.1 TERMINATION: In addition to the termination provisions contained in Section 14 of the Agreement . Buyer may terminate the Agreement for convenience at any time before February 15, 2003. If Buyer terminates the Agreement for convenience Buyers shall promptly cease the use of the Deliverables and Documentation and destroy (and in writing certify such destruction) or return to Supplier all copies of the Licensed Works and Documentation then in Buyer's possession or control. Buyer will be entitled to full refund of any fees paid. Buyer may waive this right to terminate prior to February 15, 2003 in writing to the Supplier.

9.2 SURVIVAL. . In addition to the section 15.13 entitled "Survival" , those sections of this SOW which by their nature survive shall continue to survive termination of the Agreement.

9.3 CONFIDENTIALITY. In addition to the terms of Section 15.6 of the Agreement, if either party requires the exchange of confidential information such information shall be subject to the terms of Confidential Disclosure Agreement #4900S10317 dated May 8, 2000.

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ACCEPTED AND AGREED TO:                        ACCEPTED AND AGREED TO:

International Business Machines Corporation    Selectica Inc.

By:                                            By:
/s/ Kris Duderstadt        12/11/02            /s/ Sanjay Mittal       12/11/02
--------------------------------------------   ---------------------------------
Buyer Signature             Date               Supplier Signature       Date

Kris Duderstadt                                Sanjay Mittal
--------------------------------------------   ---------------------------------
Printed Name                                   Printed Name

Senior Contract Advisor                        CEO
--------------------------------------------   ---------------------------------
Title & Organization                           Title & Organization

Global Customer Solutions and General
Procuremen
--------------------------------------------   ---------------------------------
Buyer Address:                                 Supplier Address:
Poughkeepsie, NY

SCHEDULE A: DEFINITIONS

"ANCILLARY PROGRAM(S)" shall mean the third party software delivered with the Licensed Works as specified in the Documentation.

"DEVELOPED WORKS" means those Deliverables including their Externals, developed in the performance of this Agreement that Buyer will own, and does not include Licensed Works, Preexisting Materials or Tools. All Developed Works belong exclusively to Buyer and are works made for hire. If any Developed Works are not considered works made for hire owned by Buyer by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer.

"DOCUMENTATION" shall mean Supplier's then current on-line help, guides, and manuals published by Supplier on any media and made generally available by Supplier for the Licensed Works. Documentation shall include the specifications for the Licensed Works including the Data Model and Data Dictionary.

"SUPPORTED PLATFORM" shall mean the hardware and software platforms (e.g., database server systems, application server systems, and client systems) that are then currently supported by Supplier as expressly set forth in the Documentation.

"TRAINING MATERIALS" shall mean any training materials on any media provided by Supplier for support of the Licensed Works and delivered by Supplier or conducted by Buyer as set forth in this Agreement.

"USER(S)" shall mean the Buyer Personnel or third parties authorized by Buyer to use Licensed Works

"UPDATES" shall mean

a. Basic Enhancements including those enhancements and subsequent releases of the Licensed Works that

i.   add new features, functionality, and/or improved performance,

ii. operate on new or other databases, operating systems, or client or server platforms, or

iii. add new foreign language capabilities;

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b.   bug or Error Corrections, patches, workarounds, and maintenance releases;

c. new point releases, including those denoted by a change to the right of the decimal points (e.g., v3.0 to 3.1 or 3.0.0 to 3.0.1);

d. new major releases, regardless of the release name or number, but including those denoted by

i.   a change to the left of the first decimal point (e.g., v5.0 to 6.0) and/or

ii. the addition of a date designation or a change in an existing date designation (e.g., v1999 to 2000).

iii. If Supplier discontinues or renames a Licensed Work so that the Licensed Work is no longer generally available, and Supplier either: makes another program generally available under a different name as a replacement and/or successor for the discontinued program which has substantially similar functionality as the discontinued Licensed Work, or

iv. splits the Licensed Work into two or more separately named and/or priced programs, Buyer shall be entitled to receive the replacement and/or successor program as an Update to the discontinued Licensed Work, without payment of additional Licensed Works fees, provided that Buyer is current on its Maintenance Services fee obligations for such Licensed Works to the extent that such replacement and/or successor program does not include any substantially different or substantially expanded features, functionality or performance, which shall be determined by Buyer in its reasonable discretion.

In the event that Supplier raises an issue with Buyer's determination, the issue will be escalated to the Joint Advisory Committee.

"WORK AUTHORIZATION" OR "WA" (Supplier services) and "WORK ORDERS" OR "WO" (Supplier products) means Buyer's authorization in either electronic or tangible form for Supplier to conduct transactions under this Statement of Work.

"WORK PRODUCT(S)" shall mean the tangible output of a task (e.g., a document, code, models), whether or not incorporated into a Deliverable. A Work Product may be a working document or an interim document which will become a portion of a final deliverable. A Work Product will only be considered a Supplier Deliverable if it is clearly designated as such and is described in the deliverables section of the Work Authorization. All Work Products and Deliverables provided under a Work Authorization are Developed Works unless specified otherwise in the WA.

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SCHEDULE B: DESCRIPTION OF LICENSED WORKS

1.0  LICENSED WORKS

At minimum, the Licensed Works will include the following Selectica software products:

-    Ace Enterprise

     -

     -    Ace Manager

     -    Ace Quoter

     -    Ace Enterprise Simultaneous Users

     -    Ace Mobile Named Users

-    Ace Mobile Professional

     -    -

     -

     -

-    Ace Application Data Manager

-    Ace Repository

     -    Ace Repository Named Users

-    Ace ADK (Advanced Developer Toolkit including APIs)

-    Ace Studio

     -    Model Builder

     -    Web Builder

-    Ace Analyst

-    Ace Connector to SAP

-    Ace Connector to Oracle

-    Ace Connector to Siebel Sales 2000

     -    Ace Connector to Siebel Sales 2000 (For use with Ace Mobile)

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Ace Connector to Enterprise Applications

- Licensed Works includes at no additional cost: Tools, Documentation and Training Materials if available

2.0  EXCLUSION FROM LICENSED WORKS

     - Supplier pricing engines and the following software products are excluded from the Licensed Works with the exception of any software products or tools required to integrate Buyer supplier pricing data stores or pricing applications with the Licensed Works..

-    Ace Pricer

     -    Ace Pricer Server

     -    Ace Pricer Quoter

     -    Ace Pricer Manager

     -    Ace Pricer Simultaneous User

     -    eInsurance Suite

     -    eQuote

     -    eAnalysis

     -    eEnrollment

     -    Work Flow Engine (Insurance version)

     -    Rate Builder for Insurance

3.0  ADDITIONAL TERMS AND CONDITIONS

3.1 Supplier shall use commercially reasonable effort to solely maintain its relationship with any Ancillary Program provider of software that is contained in or interacts with any Licensed Work.

3.2 Foreign Language Extensions of the Licensed Works, Documentation and Training Materials: If and when Supplier makes the foreign language extensions of the Licensed Works, Documentation and Training Materials generally available, Supplier will provide such foreign language extensions of the Licensed Works, Documentation and Training Materials at no additional charge to Buyer.

3.3 Third Party Software Purchase: Buyer may at its option elect to license the Ancillary Programs directly from the vendor.

SCHEDULE C: MAINTENANCE AND SUPPORT

1.0  MAINTENANCE AND SUPPORT DEFINITION

"Maintenance Services" shall mean the services provided under Maintenance Services policy as set forth in this Schedule C. Supplier may not alter Maintenance Services during the term of this agreement, without the prior written approval of Buyer which shall not be unreasonably withheld.

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At any given time, provided that Buyer has paid the applicable Maintenance
Services fees, Supplier shall provide support for

i. each Update then deployed by Buyer ("Deployed Update" ) for up to 18 months and the Update which Buyer intends to deploy ("Buyer's Targeted Update"). If the Buyer's Targeted Updates cannot be deployed within 18 months of the current Buyer's Deployed Updates, with Joint Advisory Committee approval, Supplier will extend maintenance as needed.

ii. Up to 2 Buyer Deployed Updates and 2 Targeted Updates across independent projects. The Joint Advisory Committee may approve additional deployments and will determine if additional maintenance fees are required. If 2 Deployed Updates exist within the same project, the Joint Advisory Committee must review and approve.

In the event that Buyer is unable to implement Updates due to conflict with Buyer's technical environment or due to issues with incompatibility between Updates then support for any Buyer's deployed or targeted Updates currently in the Buyer's environment will continue while the Buyer and Supplier work together in good faith to determine an appropriate solution as the parties may mutually agree. Buyer will notify Supplier in writing of Buyer's inability to deploy Updates. Buyer and Supplier will mutually agree on a plan within ninety (90) days. During this period Supplier will provide support as long as maintenance fees are current.

Supplier agrees to use commercially reasonable efforts to continue to provide Updates and Maintenance Services on IBM technology, specifically, DB2, Websphere Commerce Suite, AIX, Linux, IBM HTTP Server, IBM Websphere Edge Server and IBM Websphere Application Server ("Buyer Supported Platforms") for Buyer's deployed and targeted environments. If Supplier, after making commercially reasonable efforts, is unable to comply with this clause, then Supplier must give Buyer 12 months notification with explicit reasons why Supplier can no longer comply. The parties will then agree to refer the matter to the Joint Advisory Committee.

2.0  MAINTENANCE AND SUPPORT SERVICES

Supplier shall establish and maintain an organization and processes to provide software maintenance and support services ("Support Services") to Buyer for the Supplier Licensed Works installed in each of the Buyer's international regions. Supplier will provide Support Services to Buyer's Help Desk through a Supplier Single Point of Contact ("SPOC") within each international region. Supplier must provide one phone number for support in each region (in the U.S., and Canada this will be an "800" number) and unlimited Web access, via an unlimited number of Web Ids, to Buyer's support organization. The Supplier SPOC must be trained on and knowledgeable about all of the Supplier Licensed Works Buyer has installed and the Buyer installation.

Supplier Support Services will cover Supplier Licensed Works during both implementation and production use of the Licensed Works and shall include, but not be limited to,

i. a diagnosis of problems or performance deficiencies of the Supplier Licensed Works and a resolution of problems or performance deficiencies of the Supplier Licensed Works according to the terms set forth in "Service Levels".

ii. problem analysis/root cause isolation and identification of ownership between Supplier and Buyer for resolution of problems or issues

Supplier will use reasonable commercial efforts to cure reported errors in Licensed Works so that such License Works perform, in all material respects, the functions described in Supplier's Documentation.

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3.0  SUPPLIER MAINTENANCE AND SUPPORT RESPONSIBILITIES

1. Supplier will provide Software Maintenance and Support Services using personnel qualified on the Buyer's solution and environment. Supplier is responsible for ensuring that all personnel assigned possess the required competencies to support the Supplier Licensed Works in the Buyer infrastructure

2. Supplier is responsible for ensuring that required agreements are in place to protect Buyer confidentiality when approved subcontractors are used.

3. Supplier will provide problem analysis and resolution to the Buyer's Help Desk for Supplier's Licensed Works.

4. Support requests from the Buyer's Help Desk will be processed through the Supplier's Regional SPOC and will be available on the Buyer maintenance plan (7x24 hour basis.)

5. Supplier, as part of the annual maintenance fees, will provide Buyer with a minimum of one (1) software upgrade per year as made available by Supplier.

6. Supplier will use commercially reasonable efforts to ensure Licensed Works stay current with technology updates (e.g. Operating Systems, Browsers, ...) being used in the Buyer's operating environment ensuring support of Supplier's Licensed Works available within 6 months of General Availability of updated technologies that make up the Buyer's operating environment.

7. Supplier will use commercially reasonable efforts to ensure that Licensed Works stay current with IBM technology updates (e.g. DB2, Websphere Commerce Suite, AIX, Linux, IBM HTTP Server, IBM Websphere Edge Server and IBM Websphere Application Server, ...) being used in the Buyer's operating environment ensuring support of Supplier's Licensed Works available within 6 months of General Availability of updated technologies that make up the Buyer's operating environment.

8. All Updates and Documentation will be provided at no additional charge. All fixes and patches will be provided at no additional charge.

9. Supplier will make available to Buyer fixes, patches, or workarounds electronically to support all installed Buyer sites.

10. Supplier will ensure that all Updates will have gone through systems integration and performance testing consistent with both Supplier and general industry software development practices and as agreed to by Buyer.

11. Supplier will benchmark the performance of all Updates to validate that their scalability and response times are better than or equal performance specifications compared to a mutually agreed upon base line in mutually agreeable environments.

Supplier will use commercially reasonable efforts to ensure backward compatibility of the Updates using a mutually agreed to regression test environment and a mutually agreed to set of test cases In those cases were compatibility is not possible, a mutually agreed to resolution plan will be completed prior to release of subject update.

12. For any code including Updates, patches or fixes , Supplier will notify Buyer via e-mail when the code is available for download and use. Notification will include:

i. a detailed accounting of all (Buyer and non-Buyer) Updates, patches, and or fixes that are included in the code made available to the Buyer.

ii.  information related to verification/certification performed by the Supplier

iii. detail instruction / information on how to use any new capabilities.

13. All updated Documentation and Training Materials for the Licensed Works or Updates will be made available electronically at no additional cost.

14. Professional Services associated with Updates to the Buyer's environment will be provided in accordance with the definition of Consulting Services in Schedule F.

15. Supplier agrees to provide remote technical support to Buyer, unless deemed necessary to be on-site as recommended by Supplier personnel and approved in writing by Buyer, or as mandated by specific country laws governing such activities.

16. Supplier will provide an electronic "Team Room" (such as a secured, shared FTP folder) information repository with remote network access where information related to Supplier products and Professional Services engagements can be posted and accessed by both Supplier and Buyer. Supplier will provide the following documentation in the team room as it becomes available

i. A Buyer Implementation Acceptance procedure for each Supported Product. The Customer Implementation Acceptance procedures will be developed jointly with Buyer.

ii. Supplier test results from the Supplier's testing efforts on any new Update, as well as test cases run

iii. Trouble Shooting Guidelines for each product.

iv. Supplier's escalation contact list by region. Project plans, documentation, Site information, Test plans and results for Professional Services projects performed by Supplier.

v. A procedure for reporting problems to Supplier including information to be provided by Buyer. This procedure will be jointly developed with Buyer.

vi. Supplier will provide a Problem Solution Guide for each product installed at Buyer. This includes sections called Release Notes, Discussion Forum, Frequently Asked Questions/Answers (FAQs), Glossary, Problem Determination Processes, Trouble Shooting Guide, User Guides and training materials. Details must be included for specific installations based on the site infrastructure or combination of Supplier products.

vii. Appropriate security mechanisms will be in place to provided controlled access to the team room.

17. Supplier will escalate to Supplier R&D for any product design problem and provide the Buyer's Help Desk status on outstanding issues.

Supplier will report to the Buyer's Help Desk status on outstanding issues, (at a minimum, daily for Severity 1 and Severity 2 defects, biweekly for Severity 3 and Severity 4 defects). SLA reports will be provided on a monthly basis including the following information for all problems handled: End to end ticket information, service management, documented resolution steps, closure, problem resolution defined, time out, time restored, contact points, and an RCA record available on request. The Supplier is also expected to attend any conference calls as they may related to open problems and provide status on any open customer or development related issues.

18. Supplier will provide ticketing assignments of problems on Supplier products through a single global ticketing system and track the problems through resolution. This means that each problem has a ticket, with a caller, location, address, problem, call back#, description of the problem, time received, ongoing time stamped updates, and a close time and resolution. Buyer's request is that the Supplier will use Buyer's Library Management System for this project (e.g.
CMVC) to respond to problems reported. Buyer and Supplier will work in a good faith effort to integrate Buyer's problem reporting system and Supplier's problem tracking system. Supplier understands that the Supplier Licensed Works are designed to work in a networking environment. Supplier staff assigned to assist with Buyer problem resolution will be knowledgeable on basic LAN/Wan networking concepts, firewalls, and the operation of the Internet.

19. Supplier will replace, at no charge, any defective or damaged software media.

20. Remote Supplier support for the Licensed Works will be provided by remote dial-up access where possible and is currently accomplished through the use of Buyer specified software.

21. Supplier and Supplier's personnel assigned to the Buyer's account will comply with Buyer "On Premise Guidelines". Supplier will access Buyer's systems only for approved work and in accordance with directions provided. No access or "backdoors" will be included in the Supplier's software that would allow direct access of the Buyer's system without compliance with the Buyer's Security Guidelines. The Supplier will be provided with Buyer's documented standard security guidelines.

22. Supplier will provide on-site support in each Region as requested from the Buyer with local resources. If Supplier does not have local resources available in a Region to provide required maintenance and support services, Buyer will be charged the lesser of the actual travel expenses or the estimated expenses for a resource from the Regional Supplier Office.

23. No additional labor fees will be charged for the Maintenance and Support Services provided under this agreement.

24. Actual costs associated with travel to provide approved on-site service or support will be billed to Buyer separately from the labor charges and will be charged as Travel & Expense (T&E) in accordance with the Buyer's Travel Expense Guidelines documented in Appendix F.

25. Supplier shall not introduce a new Ancillary Program dependency in any Updates that requires Buyer to purchase any licenses without prior Buyer approval. The Supplier will notify Buyer 90 days prior to such Updates.

4.0  BUYER HELP DESK RESPONSIBILITIES

1. Buyer will provide to Buyer's users the first point of contact for problem determination, isolation, and resolution for the Supplier products.

2. Buyer will provide support as a first point of contact for their clients, performing isolation and resolution of any Buyer Configurator and/or internal LAN/WAN network problems prior to contacting Supplier. Buyer will provide a current infrastructure layout for configurator implementation. The layout will include the LAN / WAN design and location of firewalls and servers. Buyer will provide a profile sheet for each Server center in the Supplier provided "Team Room". Information pertaining to hardware and software (release levels) for Supplier products and other components integral to those products will be documented.

3. Buyer will provide all technical support and problem resolution for any Buyer or third party vendor products introduced by the Buyer.

4. Buyer shall provide Supplier with a designated contact person and a knowledgeable technical support person authorized to allow Supplier access to Buyer servers or Client setup and distribution tools as applicable. Buyer will provide remote access to the Supplier products when applicable.

5.0  SERVICE LEVEL AGREEMENT

5.1 Supplier agrees that the Supplier Deliverables will be available for production use 99.8% of the time, measured on a monthly basis by Server. Unplanned outages whose root cause is not attributed to Supplier's deliverables are excluded from the measurement calculations. Planned outages (scheduled maintenance windows) for normal maintenance, preventative maintenance, or customer upgrades, changes, testing and non-operational hours are not included in this measurement calculation. In addition, Supplier agrees to meet the following required service level commitments (the "Service Level Commitments"):

-----------------------------------------------------------------------------------------------------------------------------------
   5.2
 Supplier
agrees to
 meet the
following
individual
 defect
response                                                              SECOND
times:[ ]                                              FIRST        ACCEPTABLE                                FOURTH OFFICIAL FIX
SEVERITY                CHARACTERISTICS               RESPONSE      WORKAROUND         THIRD FIX[ ]                PLUS DOCS
-----------------------------------------------------------------------------------------------------------------------------------
   1             -    Critical System, network        1 Hour         2 Hours       24 Hours                   Next planned Update.
                 or key application outage
 SEVERE          with critical impact on                                           (Continuous effort until
                 service delivery or                                               service is restored
BUSINESS                                                                           within 24 hours)
                 -    Total loss of production
 IMPACT          service to a customer set or

                 -    Impacts one or more
                 service level commitments or

                 -    Revenue or delivery
                 schedule impact or

                 -    Reassignment must be
                 communicated / agreed directly
-----------------------------------------------------------------------------------------------------------------------------------
   2             -    Key component,                  1 Hour         6 Hours       24 Hours [ ]               Next planned Update.
                 application, critical customer
 MAJOR           machine or network is down,
                 degraded, or unusable unusable
BUSINESS         or

 IMPACT          -    Potential critical impact
                 on service delivery or

                 -    Service performance
                 degradation; service delivery
                 impacted or

                 -    Partial Customer set
                 affected

-----------------------------------------------------------------------------------------------------------------------------------
    3            -    A component, minor              4 Hours        72 Hours      7 calendar days            Next planned Update.
                 application or procedure is
  MINOR          down, unusable, or difficult
                 to use or
BUSINESS
                 -    Some operational impact,
 IMPACT[ ]       but no immediate impact on
                 service delivery or

                 -    Service outage but
                 alternative workaround
                 available or
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                 -    Problems that degrade
                 service but do not prevent
                 delivery of service or

                 -    Potential exposure to
                 ability to delivery of
                 service or

                 -    Scattered customers
                 affected
-----------------------------------------------------------------------------------------------------------------------------------
   4             -    Component, procedure,          48 Hours[ ]     26 calendar   30 calendar days[ ]        Next planned major or
                 not critical to customer is                         days [ ]                                 minor release
 MINIMAL         unusable or

 OR NO           -    Alternative is available;
                 deferred maintenance is
BUSINESS         acceptable or

 IMPACT          -    No impact to service or

                 -    No production affected or

                 -    Individual customer
                 affected
-----------------------------------------------------------------------------------------------------------------------------------

First Response Time denotes the elapsed time from the moment the problem call is placed by the Buyer until a qualified Supplier Solutions Support Engineer verbally (for any severity) or via email (for severity 3 or 4 only) contacts the Buyer to begin problem isolation. "Qualified" means the Supplier engineer knows the Buyer's installation and the Supplier product in question and has the skill to troubleshoot the problem.

5.3 At a minimum the Buyer will provide to the Supplier the following information for problems being reported to Supplier:

i.   Problem tracking code (PMR/ManageNow/Defect number)

ii.  Platform (Mobile or Web version)

iii. Run time environment (Windows OS version / Browser brand and version)Level of Buyer's base code

iv.  Level of Buyer's data model

v. Steps to recreate problem including providing a reproducible test case. However, Supplier will work diligently in good faith to fix an intermittent problem where a consistent reproducible test case is not available but the penalty provisions of the SLA will only apply to the First Response criteria as described in Section 5.2 above.

vi.  Expected output or action

vii. Actual output or action, including applicable files as available

Because the parties recognize that critical defects can negatively affect a Buyer's planned deployment and result in significant negative business impact, the parties agree that all Service Level Commitments shall apply to the development/test environment as well as to production operations.

DEFINITIONS OF SEVERITY LEVELS:

--------------------------------------------------------------------------------
FATAL - SEVERITY 1       Production System Unavailable or Unusable for multiple
                         users- Business Operations halted or critical features
                         not functioning. Users are not able to complete their
                         daily production operations. Critical business
                         situation that if not immediately addressed will result
                         in severe exposure to Buyer (e.g. Critical business
                         deadline, breach of security, legal requirement,
                         customer relationship)

                         Systems testing identifies significant problem that will prevent on-time deployment of product or Updates and will critically impact a major Buyer business system deployment.

--------------------------------------------------------------------------------
CRITICAL - SEVERITY 2    Severe loss of functionality - Key business operational
                         function(s) can not be performed on a production system
                         as a result.

                         Systems testing identifies significant problem that
                         will prevent on-time independent deployment of Supplier
                         product or Updates.
--------------------------------------------------------------------------------
IMPORTANT - SEVERITY 3   System features or functions not available or
                         restricted. Individual functionality not working
                         resulting in degraded business operations
                         MINOR - SEVERITY 4 Issue is documentation related or
                         has minimal impact on business. [ ]
--------------------------------------------------------------------------------

If the Buyer determines the severity of the impact on the Buyer's business has changed, the Buyer agrees to change the severity of the defect accordingly.

--------------------------------------------------------------------------------
DEFINITIONS OF RESPONSE AND RESOLUTION TARGET   Verbal acknowledgment of receipt
LEVELS: [ ] FIRST LEVEL - RESPONSE              of problem report and
                                                identification of individual
                                                assigned to resolve problem
--------------------------------------------------------------------------------
SECOND LEVEL - RESOLUTION                       Acceptable workaround provided
--------------------------------------------------------------------------------
THIRD LEVEL - RESOLUTION                        Patch or Fix provided
--------------------------------------------------------------------------------
FINAL LEVEL- RESOLUTION                         Official correction, update or
                                                new release including
                                                documentation
--------------------------------------------------------------------------------

5.4 SLA MEASUREMENTS AND AVAILABILITY ASSESSMENT: SLA measurements will be tracked and documented by the Buyer on a monthly basis. The measurements will be reported in performance data that will be reviewed jointly between the Buyer and Supplier.

5.5 Supplier will provide maintenance to Licensed Works that has been used in accordance with Documentation or as approved by the Supplier.

5.6 Buyer is responsible for all Buyer hardware and infrastructure. If an Update will cause Buyer to incur additional cost in infrastructure, Buyer may choose to stay on current Update per terms of Section 1.0 of Schedule C Maintenance.

THIS SCHEDULE C DEFINES A SERVICE ARRANGEMENT AND NOT A SOFTWARE WARRANTY. ALL LICENSED WORKS AND MATERIALS RELATED THERETO ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE AGREEMENT. THIS SCHEDULE C DOES NOT CHANGE OR SUPERSEDE ANY TERM OF ANY SUCH AGREEMENT.

SCHEDULE D: DOCUMENTATION

1.0  DESCRIPTION OF DOCUMENTATION

Supplier provides the following Documentation with the Licensed Works and their Updates as available at no additional charge:

i.   On-line help for all licensed Users

ii. One electronic copy (from which Buyer may print unlimited copies) of Installation and Update Guides Administration Guides

iii. Release Notes

iv.  Other Documentation that applies to the Licensed Works including:

b.   the specifications of the Licensed Works

c.   Selectica Configuration Application Guidelines

d.   all standard Data Model Documentation

e.   Training Materials

All future updates to this Documentation will be provided at no additional cost.

Supplier will provide draft copies, as they become available, at Buyer's request for new or modified materials for use in advance planning of implementations and beta testing purposes. The content of the draft copies will not constitute a commitment by Supplier to provide all of the functions and features in the delivered GA code for the Licensed Works updates as described in the Drafts.

2.0  TRAINING MATERIALS

Supplier will provide to Buyer, at no additional charge, one (1) electronic copy of all Training Materials of any media kind (for end user and technical training including installation, deployment and Updates or migration information) for the Licensed Works, which Buyer may reproduce, use, modify and prepare Derivative Works of, solely for Buyer's use of the Licensed Works consistent with Section
3.1 and 3.2 of the SOW. All future updates will be provided at no additional cost. Supplier will provide draft copies of Training Materials at Buyer's request, as available, for new or modified materials, for use in advance planning of implementations and for beta testing purposes. The provision of such draft copies by Supplier shall not constitute a commitment by Supplier to provide all of the functions and features that may be reflected in such draft copies in the delivered, generally available ("GA") code for the Licensed Works.

The Training Materials and Documentation described in this Attachment D shall be provided so long as Buyer has paid all Maintenance Fees pursuant to the Agreement.

SCHEDULE E: RESPONSE AND INFORMATION EXCHANGE

1.0  SATISFACTION LEVELS

Supplier shall use reasonable efforts to understand the satisfaction level of Buyer with respect to all of the Licensed Works and Services provided in accordance with this Agreement and shall take appropriate remedial action where necessary in response to such satisfaction level.

2.0  INFORMATION EXCHANGE

Information to be exchanged by the parties will include but is not limited to:

i. problems discovered which the discoverer reasonably believes may have a potential effect on the other party to this Agreement;

ii. current status of all issues logged on a web site to be maintained by Supplier;

iii. relevant product and technical plans for the coming year;

iv.  each party's knowledge of available best practices; and

v.   formal account review.

Supplier commits to meeting with Buyer on a regular basis to gain Buyer's input on all Supplier products and modules and to share information on planned product enhancements. Supplier will work with Buyer to determine the appropriate frequency of these meetings, based on Buyer's requirements. These meetings would include representatives from each of Supplier's Product Marketing teams who are responsible for the Licensed Works that Buyer will be using.

In order to guarantee effective communication with Supplier Product Marketing and Supplier Engineering, Buyer Technical Architects will be invited to have, at a minimum once a year , a technical update, with mutually agreed format and duration, at no charge to Buyer. These sessions will focus on the direction of the Supplier product architecture and technologies employed. Buyer can review Supplier's future plans, discuss concerns and suggest enhancements.

SCHEDULE F: CONSULTING SERVICES

Any Services procured by Buyer from Supplier shall be governed by the terms and conditions in this Schedule.

1.0  SERVICES BILLING RATES

Supplier will supply services including, but not limited to, consulting services and on-site education and training to Buyer at Buyer's request at the rates set forth in the chart below.

---------------------------------------------------------------------------------------------------------------
                                                                                  HOURLY RATE       HOURLY RATE
      RESOURCE TYPE                    LEVEL OF SKILL              EXPERIENCE          US              INDIA
---------------------------------------------------------------------------------------------------------------
Practice Manager and       Strategic account and program           12 Yrs [ ]         $255             $150
Engineering                management. Reports to executive
                           staff and handles project
                           escalation.
---------------------------------------------------------------------------------------------------------------
Senior Project             Delivery, plans and executes on         10 Yrs             $255             $150
Manager                    schedule, functionality resources
                           and action items
---------------------------------------------------------------------------------------------------------------
Certified Trainer          Certified to train on Supplier           5 Yrs             $255             $150
                           products
---------------------------------------------------------------------------------------------------------------
Senior I/T                 Assess, design, implement and test       8 Yrs             $200             $125
Specialist                 IT systems
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                                  HOURLY RATE       HOURLY RATE
      RESOURCE TYPE                    LEVEL OF SKILL              EXPERIENCE          US              INDIA
---------------------------------------------------------------------------------------------------------------
Junior I/T Specialist      Assess, design, implement and test        2 Yrs            $160            $   100
                           IT systems
---------------------------------------------------------------------------------------------------------------
Senior Systems Analyst /   Run requirements workshops, develop       6 Yrs            $200            $   125
Business Analysts          business solution, story board, user
                           acceptance test plans, review
                           deliverables, manage scope per
                           requirements
---------------------------------------------------------------------------------------------------------------
Junior Business Analysts   Document and track functional and         2 Yrs            $160            $   100
                           technical requirements, write
                           acceptance test plans, review
                           deliverables, document current and
                           future state business rules and
                           processes
---------------------------------------------------------------------------------------------------------------
Senior                     Architect solutions, design &             8 Yrs            $220            $137.50
Architect/Designer         implement key models, guide
                           development team through all technical
                           issues, product engineering.
---------------------------------------------------------------------------------------------------------------
Junior Architect/Designer  Architect solutions, design &             5 Yrs            $160            $   100
                           implement key models, guide
                           development team through all
                           technical issues, product
                           engineering.
---------------------------------------------------------------------------------------------------------------
Senior Consulting          Implementation and testing for            6 Yrs            $200            $   125
Engineer                   modeling, user Interfaces and
                           integration
---------------------------------------------------------------------------------------------------------------
Junior Consulting          Implementation and testing for            2 Yrs            $160            $   100
Engineer                   modeling, user Interfaces and
                           integration
---------------------------------------------------------------------------------------------------------------

Rates set forth above will apply for five years from the Effective Date. After five years, these rates will be renegotiated or renewed, subject to a maximum increase that shall not exceed the lesser of a 5% increase or the increase in the Consumer Price Index (CPI) during the most recent one-year period. All rates apply Worldwide and will be invoiced in US Dollars.

2.0  APPROVAL OF CONSULTANTS

Supplier will use commercially reasonable efforts to honor the specific requests of Buyer with respect to the assignment of employees to perform Supplier's obligations hereunder. Buyer shall have the opportunity, at its option, to interview any consultant that Supplier proposes to assign to perform Services under a Work Authorization. A consultant reasonably rejected by Buyer in writing will not be assigned to perform Services under the applicable Work Authorization. A consultant shall be deemed to have been interviewed and accepted if the parties agree to assign such consultant to perform Services, or if Buyer has been notified in writing of such consultant's assignment to the engagement (including by submission of the consultant's resume to Buyer) and Buyer has not rejected in writing such consultant within ten (10) business days after such notice. Buyer shall notify Supplier in writing if Buyer believes that a person provided by Supplier is not performing the Services in a reasonably acceptable manner. Supplier will take reasonable corrective action with such person to resolve Buyer concerns. If the parties agree that such person should be removed, Supplier will remove the consultant and replace such person within a reasonable time.

Performance Objectives contained in Section 9.0, On Time Delivery, of this section F will apply for:

i.   any services provided by the Supplier's consultant that are behind schedule

ii. any services provided by the Supplier which are delayed due to excessive transition of responsibility between Supplier's personnel

3.0  KEY PERSONNEL

"Key Persons" are those Supplier resources identified as such on a Work Authorization with respect to the Services to be provided thereunder. Supplier shall use commercially reasonable efforts to give Buyer ten (10) business days' prior written notice of its intent to remove or replace any Key Person; provided, however, that Buyer shall not have the right to prevent or delay the earlier removal of a Key Person who becomes unavailable due to

i.   separation from the employ of Supplier or

ii.  incapacity due to illness, divorce, separation, or similar reason.

iii. Any immigration related issues.

4.0  CONTINUITY OF SKILLS AND EXPERIENCE

SUPPLIER AGREES TO COOPERATE WITH BUYER TO THE EXTENT COMMERCIALLY REASONABLE AND PRACTICABLE TO MAINTAIN THE CONTINUITY OF SUPPLIER SKILLS ASSIGNED TO PERFORM SERVICES UNDER ANY WORK AUTHORIZATION. SUPPLIER AGREES TO REPLACE A PERSON ONLY WITH A PERSON OF SIMILAR SKILLS AND EXPERIENCE AS DEFINED IN THIS SCHEDULE. SUPPLIER AGREES THAT BUYER SHALL NOT BE CHARGED DURING ANY TRANSITION PERIOD OF FIVE (5) BUSINESS DAYS OR SHORTER FOR ITS PERSONNEL (OR SUCH OTHER PERIOD OF TIME AGREED UPON IN WRITING BETWEEN THE PARTIES) FOR ANY REPLACEMENT PERSONNEL PROVIDED TO BUYER IN ORDER TO PERMIT THE REPLACEMENT RESOURCE TO ACQUIRE THE NECESSARY ORIENTATION AND PROJECT-SPECIFIC EDUCATION CONCERNING THE WORK THEN IN PROGRESS, BUYER'S IMPLEMENTATION AND BUYER'S ENVIRONMENT BY THE RESOURCE BEING REPLACED FOR THE REPLACEMENT RESOURCE TO MAKE A PRODUCTIVE CONTRIBUTION.

5.0  TRAVEL GUIDELINES

Buyer will reimburse Supplier for the following travel expenses only, provided they are incurred in the performance of this Agreement:

i. tolls, parking fees, taxis, buses or auto rentals fees for autos rented from a Buyer designated rental company;

ii. personal automobile use under the applicable Buyer automobile allowance plan, excluding normal commutation;

iii. air transportation at the economy, tourist or coach class rate for the most direct route of a scheduled airline;

iv. reasonable lodging charges commensurate with the average rates charged for the immediate area, based on use of Buyer negotiated rates at approved lodging facilities and not to exceed Buyer's official travel guideline's amount per day;

v.   reasonable and actual meal expenses up to Buyer's per diem rate,

vi.  reasonable tipping.

All exceptions to these guidelines require appropriate written approvals for each individual case that will not be unreasonably withheld. Supplier must submit an invoice listing all travel expenses, such invoice to be accompanied by receipts for lodging, airline travel, rental cars or any other reimbursable expenditure. Buyer will not reimburse Supplier for personal expenses.

In the event that Buyer directs Supplier to make expenditures on the Buyer's behalf, such expenditures will be reimbursed by the Buyer.

6.0  WORK AUTHORIZATION

Supplier will provide Consulting Service and Deliverables as specified in the relevant Work Authorization signed by Buyer and Supplier. Supplier will begin work only after receiving WA from Buyer. Buyer may request changes to a WA and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended WA signed by both parties. Each Work Authorization for a Project should provide a task for project level status reporting, change management and issue management.

7.0  PRICING

Supplier will provide Deliverables and Consulting Services to Buyer for the fees listed in section 1.0 of this Schedule F. All services including education and training services as outlined in the relevant WA, shall be performed on a time and materials basis. The services are estimated and billed on an hourly basis, based upon an eight (8) hour workday. A minimum engagement duration of 8 hours is required, unless mutually agreed, for services performed on site at a Buyer location. Any and all hours in excess of nine (9) hours per day or forty five
(45) hours per week require the prior written consent of Supplier and Buyer. All hours worked will be billed to and paid by Buyer. All overtime shall be billed at the same hourly rate per Consultant as regular time for such Consultant. Travel time will not be billable. No additional charges or increased rates will apply based on time of day, or nonstandard work days and/or work hours. All travel and lodging expenses shall be billable per Buyer's Travel Expense Guidelines set forth in this Schedule F. Expenses for materials purchased specifically for Buyer's benefit and requested in the WA will be charged to Buyer at cost. Except for pre-approved expenses for materials to be purchased as specified in the relevant WA, or those expenses incurred with the written consent of

Supplier, the fees for Deliverables and services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer under this Agreement. No limitations will be placed on the number of students per class. Education and training materials for all classes are provided by Supplier pursuant to Schedule D.

Where Buyer is expressly permitted in a WA to pay Supplier in a currency other than the United States Dollars, then such currency conversion shall be calculated using the rate of exchange published by Reuters Financial Services at 1600 hours Greenwich Mean Time on the day such conversion is required in accordance with the relevant SOW and/or WA.

8.0  PAYMENTS AND ACCEPTANCE

All fees and charges under this schedule shall be billed on a monthly basis and such bills shall be due and payable net forty-five (45) days from receipt of said billings. Payment of invoices will be deemed acceptance of Deliverables or Services, except when such Deliverables or Services are subject to inspection, test and rejection in accordance with the acceptance or completion criteria as specified in the relevant WA. A detailed/categorized accounting of hours and expenses by Consultant will be provided as part of the monthly process and approved by the Buyer before Supplier invoicing.

9.0  ON TIME DELIVERY

Work Products, Deliverables or Services will be delivered as specified in the relevant WA signed by both parties. If Supplier cannot meet a deadline specified for a delivery commitment, Supplier will promptly notify Buyer of Supplier's proposed revised delivery date, and Buyer may:

i.   accept Supplier's proposed revised delivery date; or

ii. exercise all other remedies provided at law, in equity, and in this SOW or the LWA.

iii. Request that Supplier continue to work on deliverables, however Buyer will not be subject to additional charges to complete those deliverables after an initial one week grace period following the scheduled delivery date. This applies only when delay of delivery can solely be attributable to Supplier.

10.0 SUPPLIER AND SUPPLIER PERSONNEL

Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:

i. ensure that Supplier and Supplier Personnel are in compliance with all applicable laws, regulations, ordinances, and licensing requirements;

ii. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel, except to the extent that the safety of Supplier Personnel is jeopardized by the gross negligence or willful misconduct of Buyer or any Buyer personnel;

iii. require Supplier Personnel performing Services on Buyer's premises to comply with the Buyer's "On Premises Guidelines" provided that a copy of such guidelines has been provided to Supplier prior to enforcing them against Supplier or any Supplier Personnel; and

INFORM BUYER IF SUPPLIER IS AWARE AFTER REASONABLE INQUIRY THAT A FORMER EMPLOYEE OF BUYER WILL BE ASSIGNED WORK BY SUPPLIER UNDER THIS AGREEMENT, SUCH ASSIGNMENT SUBJECT TO BUYER APPROVAL.ENSURE THAT SUPPLIER AND SUPPLIER'S PERSONNEL ASSIGNED TO THE BUYER'S ACCOUNT ARE QUALIFIED AND

TRAINED ON THE BUYER'S SOLUTION IMPLEMENTATION AND ENVIRONMENT.

11.0 TERMINATION OF A WORK AUTHORIZATION

Work Authorizations and/or any portion of the scope of work defined in a WA may be canceled immediately upon written notice. There will be no cancellation charges and only time worked until the date of cancellation may be billed. Services and consulting resources provided under an active WA can be added or removed as the project activities require. Buyer will provide Supplier with written notice of cancellation one week in advance for termination of the entire project covered under an active WA whose scheduled end date is one month or longer from the date of termination.

SCHEDULE G: ACCEPTANCE OF DEVELOPED WORKS

Buyer will execute acceptance criteria against all Developed Works provided by the Supplier to:

i. validate expected content provided by the Supplier satisfies agreed upon capabilities or corrections

ii. validate capabilities or corrections provided by the Supplier are backward compatible with the Buyer's implementation

BUYER ACCEPTANCE CRITERIA

Buyer and Supplier will mutually establish a set of acceptance criteria for each Developed Work. Buyer will validate the Developed Work provided by the Supplier to ensure it meets the acceptance criteria as stated in the Work Authorization. Supplier shall use commercially reasonable efforts to promptly cure any reported defects or deficiencies , and without cost to Buyer. Supplier shall then redeliver the Developed Work for review and testing by the Buyer.

SCHEDULE H: JOINT ADVISORY COMMITTEE AND DISPUTE RESOLUTION

1.0  JOINT ADVISORY COMMITTEE

Supplier and Buyer agree to create a Joint Advisory Committee (the "Joint Advisory Committee" or "JAC") which will include one Executive Sponsor each from Supplier and Buyer and any additional representatives that they elect to include. The JAC will:

i.   conduct quarterly reviews of the progress on projects;

ii. annually review the operating and strategic plans prepared by the key executives;

iii. review, on a quarterly basis, performance objectives and measurements;

iv.  provide advice and direction on technology changes; and

v. resolve disputes between the Parties by escalation if necessary to Executive Sponsor of Supplier and the Executive Sponsor of the Buyer.

2.0  CONTINUATION OF SERVICE

Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved according to the process described above unless and until such obligations are terminated or expire in accordance with the provisions hereof. Nothing contained in this Schedule shall limit the rights of either party to seek immediate injunctive relief in the event of a breach of its intellectual property rights.

3.0  BUYER PREFERRED RELATIONSHIP

Supplier agrees to lead with and recommend IBM product offerings including but not limited to DB2 and Websphere in customer engagements and in addition will make a good faith effort to lead in any marketing activities, including advertising and customer collateral . When such materials are produced, they will be reviewed by the JAC.

SCHEDULE I: QUALITY

1.0  SUPPLIER STRUCTURED DEVELOPMENT PROCESS

The Supplier will follow a structured development process which is documented and measurable in the development of all of its software products. Buyer will not impose specific requirements on Supplier on how to produce such products or how to manage these projects but will be allowed to review the data on the process and progress during the life of the contract in the form of Audits.

2.0  REVIEWS

On a periodic basis and no more than once a year unless mutually agreed by the Joint Advisory Committee , the Buyer or Buyer's quality representative may, at Buyer's sole expense and no additional charge to Buyer, conduct audits in the form of visits at the Supplier's and Supplier's sub-tier supplier's manufacturing locations. The Process for such reviews shall be determined jointly by Buyer and Supplier. The Supplier shall, at Buyer's request, permit access to the auditors to Software Development operations and inspection of interim and final products for Buyer, including access to the sub-tier supplier facilities. Periodic audits shall include process control, quality inspection test data, internal audit reports, and other information related to the product being produced, as referred in Documentation, to verify compliance to the terms of this SOW. The Supplier shall be given at least four weeks advance notice by Buyer representatives of their intent to visit. Buyer's inspection of product at the Supplier or sub- tier supplier shall not relieve the Supplier's responsibility to furnish product compliant with the specifications. Buyer reserves the right to reject any products that are found nonconforming with the specifications subsequent to inspection at source by the Buyer. The Supplier shall ensure access for Buyer's auditors to all the sites where work is being performed or materials being delivered to Supplier in performance of Supplier's work for the Buyer.

3.0  DOCUMENT CONTROL

The Supplier shall ensure that all documents such as software/firmware, engineering specifications and designs, contracts, policies, procedures, software development process flow chart, and work instructions (including test procedures) are under configuration control and are available to all necessary personnel in the development environment. Supplier shall a have a document configuration control system for the effective updating/removal of any obsolete documentation from all development areas.

SCHEDULE J: COMMUNICATIONS AND APPROVAL

All communications between the parties will be carried out through the following designated coordinators:

-----------------------------------------------------------------------------
BUYER COORDINATOR               NAME                    CONTACT INFORMATION
-----------------------------------------------------------------------------
Executive Sponsor          *                          *

[ ]
-----------------------------------------------------------------------------
Contract                   *                          *




-----------------------------------------------------------------------------
Business                   *                          *




-----------------------------------------------------------------------------
Technical                  *                          *



-----------------------------------------------------------------------------
Legal                      *                          *



-----------------------------------------------------------------------------



* This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.


-----------------------------------------------------------------------------
SUPPLIER COORDINATOR                NAME                CONTACT INFORMATION
-----------------------------------------------------------------------------
Executive Sponsor          Sanjay Mittal              smittal@selectica.com
                                                      3 W. Plumeria Dr
                                                      San Jose, CA 95134
[ ]                                                   (408) 545-2544
-----------------------------------------------------------------------------
Contract                   Ted Wang                   ted@altuslegal.com
                                                      3 W. Plumeria Dr.
                                                      San Jose, CA 95134
                                                      (650) 473-1123
-----------------------------------------------------------------------------
Business                   Rob Milks [ ]              rmilks@selectica.com
                                                      71 Hanarry Dr.
                                                      Lawrenceville, GA 30045
                                                      (678) 985-9766
-----------------------------------------------------------------------------
Technical                  Santosh Srinivasan [ ]     Ssriniva@selectica.com
                                                      3 W. Plumeria Dr.
                                                      San Jose, CA 95134
                                                      (408) 545-2584
-----------------------------------------------------------------------------
Legal                      Ted Wang                   Ted@altuslegal.com
                                                      3 W. Plumeria Dr.
                                                      San Jose, CA 95134
                                                      (650)473-1123
-----------------------------------------------------------------------------

If Buyer or Supplier approval are required per this contract, the respective Executive Sponsor, or as delegated for each party as defined in the Schedule H Joint Advisory Committee, will be required to respond in writing accordingly.

SCHEDULE K: PERFORMANCE OBJECTIVES

The Supplier will be expected to achieve specific performance objectives.

1.0  SERVICE LEVEL AGREEMENTS

Supplier shall meet or exceed the SLAs defined in Schedule C, Section 5 "Service Level Agreement" of this document. In the event the Supplier does not achieve committed SLAs, penalties will be assessed. Specifically:

i. Buyer will assess 1 point for each week that a Severity 1 or Severity 2 defect fix exceeds a mutually agreed to fix date due to Supplier delay or due to failure of the Developed Works to pass Buyer's Acceptance Criteria documented in Schedule G, Section 1.0 Buyer's Acceptance Criteria either of which result in delays to Buyer's new deployment schedules.

ii. Supplier agrees to meet a monthly defect SLA criteria equivalent to the internal SLA criteria of the Buyer. Buyer will assess 2 points for each month Supplier does not achieve overall monthly SLA criteria. The following definition applies unless otherwise mutually agreed. For each severity 1 and severity 2 defect there are four performance measurements in Schedule C, section 5.0. The average performance over all Severity 1 and 2 per month will define the monthly SLA criteria achievement (measured as total achieved/total possible). The current SLA criteria is 80% for severity 1 and 2 responses.

2.0  BUYER SATISFACTION

Buyer will conduct quarterly surveys of Buyer's Development Personnel and Buyer Stake Holders associated with the project to determine Buyer satisfaction levels and identify focus areas Supplier may need to provide remedial actions. Buyer surveys will focus on:

i.   Supplier's timeliness of Deliverables/Milestones

ii. Quality (e.g. Correctness, reliability, completeness) of Supplier's Deliverables

iii. Actual Vs Quote (Estimate) of Supplier's services

iv. Supplier's Flexibility/Responsiveness associated with specification changes, Buyer terms and conditions

v. Skills associated with Supplier's technical team and strength of technology provided

vi. Effectiveness of Supplier's Project Management methodologies and alignment to Buyer's Project Management methodologies

vii. Responsiveness and effectiveness of Communications

Supplier will achieve a 90% satisfaction rating from the Buyer. In the event the Supplier does not achieve a 90% satisfaction rating, the Buyer shall assess 2 points.

3.0  SUPPLIER INCENTIVES

viii. In no case will the penalties assessed by the Buyer for any quarter exceed the maximum quarterly penalty as defined in SOW Section 5.2.

ix.  Penalty points will not be carried forward.

x. Supplier may offset any or all penalties assessed by the Buyer for a given quarter by exceeding performance level objectives for that quarter. Incentive points will be assigned to the Supplier each quarter and used to offset any penalty points as defined in Section 1.0 and 2.0 of this Schedule.

                                 INCENTIVE TABLE

----------------------------------------------------------------------------
                       ACHIEVEMENT                              POINTS
----------------------------------------------------------------------------
On time delivery of fixes as promised by the Supplier              1
100% of the time
----------------------------------------------------------------------------
Overall Monthly SLA achievement for Severity 1 and                 1
Severity 2 defects by the Supplier exceeds 90%
----------------------------------------------------------------------------
Supplier "Deliverables" pass Buyer's Acceptance Criteria           1
100% of the time
----------------------------------------------------------------------------
Buyer satisfaction rating exceeds 95%                              1
----------------------------------------------------------------------------
100% delivery of all Supplier "Updates", "Work Products",          1
"Deliverables" or Services as specified in the relevant
WA(s) and pass Buyer's Acceptance Criteria
----------------------------------------------------------------------------

Each point will represent 1/5 of the maximum quarterly penalty as defined in SOW
Section 5.2. In no case will Supplier credits exceed the penalties assessed by the Buyer that would result in fees to be paid by the Buyer. Supplier credits will not be carried forward or applied against next quarter assessments.

SCHEDULE L: PUBLICITY

Each Party will submit to the other all press releases and other publicity matters relating to this Agreement in which the other Party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and will not publish or use such press releases, or publicity matters without prior written approval of the other Party unless required by law. The foregoing shall not prevent either party from disclosing facts related to this Agreement in connection with its good faith compliance with securities laws.

Buyer and Supplier agree to Press Release announcing initial project and Supplier designation of IBM as their preferred vendor for Database Management Software (DB2) and Application Server (WebSphere). Such announcement must be mutually agreed in writing and will not be released prior to successful closure of conditional warranty clause. Buyer and Supplier will work in good faith to provide such Press Release by January 21, 2003.

SCHEDULE M: CERTIFICATE OF ORIGINALITY

The Certificate of Originality questionnaire may be used to cover one complete Developed Works, even if that Developed Works includes multiple modules. Write "not applicable" or "N/A" if a question is not relevant to the furnished software material.

     - The following Certificate of Originality applies to all Developed Works described in this Statement of Work.

     - Was any portion of the software material written by anyone other than you or your employees within the scope of their employment? YES _____ NO _____ If YES, identify the author and the circumstances:

1. Indicate if the whole software material or only a portion thereof was written by such party, and identify such portion:

a.   Specify for each involved party the name, address, and citizenship:

b. If the party is a company, how did it acquire title to the software material (e.g., software material was written by company's employees within the scope of their employment)?

c. If the party is an individual, did he/she create the software material while employed by or under contractual relationship with another party? YES _____ NO ______ If YES, provide name and address of the other party and explain the nature of the contractual relationship:

2. How did you acquire title to the software material written by the other party?

a. Are any copyright, confidentiality, or proprietary notice(s) present on the software material(s)? YES _____ NO ______ If YES, please describe such notice(s).

b. Was any portion of the software material (e.g., Code, associated documentation or Externals) derived from preexisting works (either yours or a third party's), including any code from freeware, shareware, electronic bulletin boards, or the Internet? YES _____ NO ______ If YES, please identify the material, author, owner, source, and copyright notice, if any, for each of the preexisting materials.

i. Does any of the software materials (e.g., Code, associated documentation or Externals) include recognizable voices, pictures or other likenesses? YES ____ NO ______ If YES, how did you acquire rights to use such recognizable voices, pictures or other likenesses?

ii. Provide an explanation of any other circumstance which might affect Buyer's ability to reproduce, distribute and market this software material, including whether your software material was prepared from any preexisting materials which have any: a) confidentiality or trade secret restrictions to others; b) known or possible royalty obligations to others; and c) used other preexisting materials developed for another party or customer (including government) where you may not have retained full rights to such other preexisting materials.

Authorized Signature:  ________________________

Name:                  ________________________

Title:                 ________________________